Exhibit 10.10

October 14, 2010

Steve Lemon

Dear Steve:

23andMe, Inc. (the “Company”) is pleased to offer to you employment on the following terms:

1. Position. Your initial title will be Vice President, Engineering, and you will initially report to Anne Wojcicki, Chief Executive Officer. This is a full-time exempt position.

2. Cash Compensation. Subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time, you will be paid at an annualized rate of $225,000, payable in accordance with the Company’s standard payroll schedule, which is currently semi-monthly.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefit plans. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

4. Stock Option. The Company will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option to purchase up to 314,755 shares of the Company’s Common Stock. The grant of any option is subject to the Board’s approval and the promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. If approved, the exercise price per share will be equal to the price determined by the Board per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan (as amended) (the “Plan”), as described in the Plan and the applicable Stock Option Agreement (as defined in the Plan). You will vest and become exercisable in twenty-five percent (25%) of the option shares after twelve (12) months of continuous service, and the balance will vest and become exercisable in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement.

5. Bonus. The Company’s Board of Directors will consider a bonus for your position for the 2011 fiscal year at the end of 2011.

Lemon, Steve

6. Invention Assignment and Confidentiality Agreement. To protect the interests of the Company, like all Company employees, you will be required to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement is attached as Exhibit A. Please note this agreement contains many very important provisions, including (without limitation) those that require the assignment of inventions, disclosure of inventions, obligations of confidentiality, non-competition, non-solicitation, and rights to use your name and likeness, etc. Please review the agreement carefully.

7. At-Will Employment. Employment with the Company is for no specific period of time. You understand that your employment with the Company will be “at-will,” which means that either you or the Company may terminate your employment at any time and for any reason, with or without prior notice and with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the President of the Company.

8. Proof of Authorization to Work in the United States. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Attached as Exhibit B, is the I-9 document that you will be required to complete and return on or before your first day of employment. Please refer to this document and bring the correct identification with you. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

9. Representations. You represent and warrant that the credentials and information you provided to the Company related to your qualifications and ability to perform this position are true and correct.

10. Arbitration. Except as provided below, but excluding claims for workers’ compensation or unemployment insurance claims, you and the Company agree to submit to mandatory binding arbitration any dispute, claim or controversy arising out of, related to or connected with your employment by the Company, including, but not limited to, claims against any current or former employee, director or agent of the Company, claims of discrimination, harassment, unpaid wages, breach of contract (express or implied), breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge, wrongful termination or failure to provide a leave of absence, retaliation, torts, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, as well as claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision and any and all state or local laws prohibiting discrimination or regulating any terms or conditions of employment (collectively, “Arbitrable Claims”).

The parties agree to submit any and all Arbitrable Claims to the American Arbitration Association (AAA”) for final and binding arbitration by a single arbitrator in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures then in effect. Arbitration with the AAA shall be initiated as provided for by the AAA Rules. The arbitrator’s decision must be written and must include the findings of fact and conclusions of law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award remedies that would otherwise be available to the parties if they were to bring the dispute in court. All arbitration hearings shall be conducted in Santa Clara County, California. Arbitration shall be the exclusive method by which to resolve all Arbitrable Claims, except that each party may, at its or his/her option, seek injunctive relief in a court of competent jurisdiction together with all rights of appeal related thereto, concerning any claim or claims related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. If any party opts out of arbitration for the relief as provided in the preceding sentence the arbitrator shall have no jurisdiction to hear or determine any such claim.

Lemon, Steve

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. You will be responsible for your own attorney’s fees and the Company will be responsible for its attorney’s fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. If an arbitrator or court of competent jurisdiction determines any provision of this arbitration provision is illegal or unenforceable, then the arbitrator or court, as applicable, shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

11. Company Policies. You agree to abide by all applicable Company policies disclosed to you from time to time during the term of your employment.

12. Tax Matters and Tax Advice. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation, including any option granted to you.

13. Interpretation, Amendment and Enforcement. This offer letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or of any issues arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by this letter agreement and California law, excluding, however, laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute and to the jurisdiction of the AAA in Santa Clara County, California in connection with any Arbitrable Dispute.

14. Acceptance. If you decide to accept our offer of employment, and we hope that you will, please sign and date the enclosed copy of this letter agreement in the space indicated and return it to us. This offer may be withdrawn at any time prior to our receipt of your written acceptance and is contingent upon satisfactory completion of reference checks, your written acceptance by October 25, 2010, and your starting work with the Company on or before November 1, 2010. Please indicate your acceptance of this offer by signing both copies of this letter agreement and returning one original to Rebecca Ling. You may use the enclosed self-addressed stamped envelope. The other original of the letter agreement is for your files. Please also complete and return the attached 1-9 form and sign the two copies of the Employee Invention Assignment and Confidentiality Agreement and return one copy with the letter agreement in the enclosed self-addressed stamped envelope.

Lemon, Steve

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Anne Wojcicki
Anne Wojcicki
Chief Executive Officer

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Steven Lemon
Signature of Steve Lemon

Date signed: 10/25/2010

Start Date: 11/01/2010

Exhibits; Enclosures:

Exhibit A-Employee Invention Assignment and Confidentiality Agreement

Exhibit B-1-9 Form

Exhibit C- Background Check Authorization Form

Self- addressed return envelope